United Investors Realty Trust

May 31, 2001

M.G.N. (USA), Inc.
1696 N.E. Miami Gardens Drive
North Miami Beach, Florida 33179
Miami, Florida

Gentlemen:

This letter agreement (this "Letter Agreement") sets forth the agreement between United Investors Realty Trust ("UIRT") and M.G.N. (USA), Inc. ("MGN") regarding the transactions described below.

UIRT and Equity One, Inc. ("Equity One"), an affiliate of MGN, are entering into an Agreement and Plan of Merger dated the date hereof (the "Merger Agreement") pursuant to which UIRT will merge with and into Equity One (the "Merger"). Under the Merger Agreement, shareholders of UIRT may elect to receive all or a portion of the consideration in the Merger in the form of shares of common stock of Equity One ("Equity One Shares"). In addition, the approval of the plan of merger contained in the Merger Agreement and of the Merger by the shareholders of UIRT is required under applicable law and under the Merger Agreement. As an inducement to UIRT to enter into the Merger Agreement with Equity One, UIRT is requiring the agreements of MGN set forth in this Letter Agreement.

MGN represents and warrants to UIRT that it currently beneficially owns 860,370 common shares of beneficial interest in UIRT, no par value (together with all additional common shares of beneficial interest in UIRT it hereafter beneficially owns, the "MGN Shares"). MGN hereby irrevocably agrees to make an Equity One Share Election (as defined in the Merger Agreement) with respect to all of the MGN Shares (and not to revoke such election) and thereby receive Equity One Shares in connection with the Merger in exchange for such MGN Shares. MGN further irrevocably agrees that it will vote all of the MGN Shares in favor of the Merger and the adoption of the plan of merger contained in the Merger Agreement at any meeting of shareholders of UIRT held for such purpose.

This Letter Agreement shall be governed by and construed in accordance with the laws of the State of Florida. This Letter Agreement contains the entire agreement between the parties relating to the subject matter hereof and supersedes all oral statements and prior writings with respect thereto. This Agreement may be executed in counterparts, both of which taken together shall constitute one instrument.

Please indicate your agreement with the foregoing terms by signing below.

Very truly yours,

United Investors Realty Trust

By: /s/ Randall Keith
Randall D. Keith,
Vice President and Chief Operating Officer

Agreed and accepted as of the date first written above:

M.G.N. (USA), Inc.

By: /s/ Chaim Katzman
Chaim Katzman, President